Form8K

December 23, 2009

Mr. Camillo Martino
18841 Graystone Lane
San Jose, CA 95120

Dear Camillo:

On behalf of the Board of Directors (the "Board") of Silicon Image, Inc. (the "Company"), it is my pleasure to offer you the position of Chief Executive Officer. The terms of our offer and the benefits provided by the Company are described in this letter. The effective date of this letter is the first day you commence employment with the Company, which will be January 6, 2010 (the "Effective Date").

1.  You will report to the Board, which will nominate and elect you to the Board as a Class III director within five business days following the Effective Date. While you are employed at the Company, you will abide by your duty of loyalty to the Company, will perform your duties and follow the lawful directions of the Board in a diligent manner, and will devote your full time, energy and attention to the interests of the Company; provided, however, that you may serve on one (1) additional board of directors with the advance written consent of the Board. You will receive an indemnification agreement for your service as an officer and director of the Company consistent with indemnification agreements in place with other members of the Board.

2.  Your starting annual base salary will be $425,000 per year. For the 2010 fiscal year, you will be eligible to receive a cash bonus under the Company's executive bonus plans up to a maximum of 100% of your then current annual base salary. Your actual annual bonus cash award may be below, at, or above target and shall be determined based upon a combination of (a) the Company's achievement level against financial and performance objectives and (b) an individual modifier component based upon your individual performance as determined by the Compensation Committee based on both individual and management by objective milestones to be determined by the Board's Compensation Committee. For fiscal year 2010, your annual bonus will be guaranteed as to fifty percent (50%) of your base salary, or $212,500 (the "Guaranteed Ionics"). The Guaranteed Bonus will be payable as follows: (i) $106,250 on June 30, 2010 and (ii) $106,250 on December 31, 2010. Your annual compensation will be subject to annual review by the Compensation Committee.

3.  You will be granted an option to purchase 1,000,000 shares of Company common stock (the "Option"). The Option will be granted on January 15, 2010. The Option shall have an exercise price equal to the closing price of the Company's common stock on the date of grant and shall vest over a four year period as follows: (i) 10% of the shares subject to the Option shall vest on January 1, 2011; (ii) twenty percent (20%) of the shares subject to the Option shall vest on January 1, 2012; (iii) thirty percent (30%) of the shares subject to the Option shall vest on January 1, 2013; and (iv) forty percent (40%) of the shares subject to the Option shall vest on January 1, 2014. All vesting for the Option shall be contingent upon your continued employment with the Company on the applicable vesting date.

4.  You will be eligible to participate in the other employee benefit plans and executive compensation programs maintained by the Company applicable to other employees and key executives of the Company, including without limitation stock option, stock purchase, incentive or other bonus plans, life, disability, health, accident and other insurance programs, vacation and similar plans or programs.

5.   Upon any termination of your employment with the Company, you shall in all cases receive
    (i) payment for all unpaid salary and vacation accrued through the date of your termination of employment;
    (ii) reimbursement for expenses per existing Company policies; and (iii) continued benefits in accordance with the terms of the Company's then existing benefit plans and policies and/or as required by applicable law; such payments and benefits are not included within the separation benefits described below (but likewise will not operate to duplicate such separation benefits either). In addition to the above benefits, you shall under certain circumstances described below in subsection B, also be entitled to receive separation benefits; provided, that in order to receive any separation benefits you must first execute and return to the Company within sixty (60) days following your separation from service a full unilateral release (including a waiver of unknown claims and covenant not to sue) in favor of the Company and its directors, officers and other related persons and an agreement not to solicit employees of the Company for a period of one year following termination, each in the form then used by the Company for departing executives; and further provided, however, that you will not be required to release any right to indemnification that you may have under applicable law, the Company's Certificate of Incorporation, the Company's bylaws or any indemnity agreement between you and the Company nor any rights related to your then existing equity ownership in the Company (the "Release"). You will not be entitled to any other compensation, award or damages with respect to your employment or termination. Payment of the severance (to the extent you are eligible) will be on the 61st day following your separation from service, provided the release described above is effective, has not been revoked by you and any applicable statutory revocation period has expired. If any statutory waiting period applies with respect to the receipt of the cash severance benefits, then payment of the cash severance (to the extent you are eligible) shall be delayed until expiration of such period.

   A. In the event of your voluntary termination of employment for any reason, your disability (as such term is defined in Section 22(e)(3) of the Code, your death or your termination of employment for Cause (as defined below) by the Company, you will not be entitled to any cash separation benefits or additional vesting of shares of any stock options, including the Options.

    B. In the event the Company terminates your employment without Cause and (A) you execute the Release and (B) during the Severance Period (as defined below) you do not provide services, either directly or indirectly, as an employee, agent, director or service provider to a Competing Business, you shall be entitled to receive: (i) continuation of your then current annual base salary for a period of twelve (12) months in accordance with the Company's regular payroll periods; and (ii) reimbursement of COBRA insurance premiums (provided you timely elect COBRA coverage), for twelve (12) months following your termination. Your right to receive COBRA insurance premiums shall terminate upon your commencement of full-time employment with another company (which you shall promptly notify the Company of). For purposes of this letter, "Competing Business" means the lines of business in which the Company is engaged at the time of your termination of employment without Cause.

    C. No acceleration of vesting will be deemed to extend beyond the number of then-unvested options or shares under a particular award at the time of acceleration. No additional vesting shall occur following termination of service. Vested options will be exercisable for (i) three months following the termination date in the case of your termination without Cause, or your voluntary termination, but in no event later than the expiration date of the options, or (ii) twelve months following the termination date in the case of termination due to death or disability.

    For purposes of this letter, "Cause" means (i) a good faith determination by the Board that you willfully failed to follow the lawful written directions of the Board; provided that no termination for Cause shall occur unless you: (A) have been provided with notice of the Company's intention to terminate you for Cause, and (B) have had at least 30 days to cure or correct your behavior; (ii) your engaging in gross misconduct, which the Board determines in good faith is detrimental to the Company; provided that no termination for Cause shall occur unless you: (A) have been provided with notice of the Company's intention to terminate you for Cause, and (B) have had at least 30 days to cure or correct your behavior; (iii) your failure or refusal to comply in all material respects with (A) the Company's Employee Invention Assignment, Confidentiality and Arbitration Agreement, (B) the Company's insider trading policy, or (C) any other policies of the Company, where such failure or refusal to comply would be detrimental to the Company; provided that no termination for Cause shall occur unless you: (1) have been provided with notice of the Company's intention to terminate you for Cause, and (2) have had at least 30 days to cure or correct his behavior if such behavior is curable; (iv) your conviction of, or a plea of no contest to, a felony or crime involving moral turpitude or commission of a fraud which the Board in good faith believes would reflect adversely on the Company; or (v) your unreasonable or bad faith failure or refusal to cooperate with the Company in any investigation or formal proceeding initiated by the Board in good faith.

6.   In the event of your termination of employment that would entitle you to benefits under the Company's Change of Control Retention Agreement, then such agreement (to the extent it is then in effect) shall govern and you shall not be entitled to any of the severance benefits described in Section 5 above. In the event the Company's change of Control Retention Agreement is not in effect at the time of your termination, you will be eligible for the severance benefits as set forth in Section 5 above.

7.   While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time. Any statements or representations to the contrary (and any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any amounts payable hereunder are subject to applicable withholding taxes.

8.   To the extent (a) any payments or benefits to which Employee becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Employee's termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) Employee is deemed at the time of such termination of employment to be a "specified employee" under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Employee's "separation from service" (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of Employee's death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee, including (without limitation) the additional twenty percent (20%) tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Employee or Employee's beneficiary in one lump sum (without interest). Any termination of Employee's employment is intended to constitute a "separation from service" as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate "payments" for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Code Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a "short-term deferral").

9.   The parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be submitted to the American Arbitration Association ("AAA") and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes (the "Rules"). All arbitration proceedings shall be conducted in Santa Clara County, California. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between you and the Company. Accordingly, except as provided for by the Rules, neither you nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. In addition to the right under the Rules to petition the court for provisional relief, you agree that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this letter.

10.   This letter agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to such subject matter.

11.   This offer is contingent upon completion of a background check satisfactory to the Company, as well as your executing the Company's standard invention assignment agreement. This offer will expire at 5:00 p.m., PST, on December 28, 2009. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter agreement in the space indicated below and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer. Should you have anything else that you wish to discuss, please do not hesitate to contact Masood Jabbar.

We look forward to the opportunity to welcome you to the Company.

	Silicon Image, Inc		Accepted
By:	/s/Peter Hanelt	By:	/s/Camillo Martino
	Chairman of the Board		Camillo Martino